Exhibit 10.1

Dated 2020

Settlement Agreement and Release

between

Montagne Jeunesse International Limited

and

Neoteric Cosmetics Inc

Contents

Clause

1.	Definitions and Interpretation	1
2.	Effect of this Agreement	2
3.	Termination	2
4.	Stock	2
5.	Ordering	3
6.	Closing Payment and Set-Off	3
7.	Confidentiality	4
8.	Release	4
9.	Agreement Not to Sue	4
10.	Costs	5
11.	Warranties and Authority	5
12.	Indemnities	5
13.	No Admission	5
14.	Severability	5
15.	Entire Agreement	5
16.	Governing Law	5
17.	Jurisdiction	5
18.	Co-operation	6
19.	Counterparts	6
20.	Variation	6

THIS AGREEMENT IS DATED 2020

Parties

(1)	MONTAGNE JEUNESSE INTERNATIONAL LIMITED of The Green Barn, Astral Court, Central Avenue, Baglan Energy Park, Wales SA12 7AX (MJI); and
(2)	NEOTERIC COSMETICS INC of 4880 Havana Street, Suite 400, PO Box 39-S, Denver, Colorado 80239, USA (NCI).

(together the “Parties”)

Background

(A)

The Parties are party to an Exclusive Distribution Agreement with an effective date of 15 September 2014, as amended by further agreements all made between the Parties and dated respectively 1 April 2015, 5 September 2017, 18 March 2019 and 10 June 2019 (the “EDA”).

(B)	The Parties now wish to terminate the EDA by mutual consent and agree terms which will settle their respective obligations to each other both before and after the date on which the EDA ends.
(C)	The Parties wish to record those terms of settlement, on a binding basis, in this Agreement.

Agreed Terms

1.	Definitions and Interpretation

In this Agreement, unless the context otherwise requires, the following words and expressions have the following meanings:

Business Days: a day, other than Saturday, Sunday or public holiday in England, when banks in London are open for business.

Closing Payment: the sum of $350,000.00 (three hundred and fifty thousand dollars (USD)).

Current Liability:  any fees costs or payments whatsoever due and payable by NCI to MJI prior to the Termination Date.

Dollar General Products: the following products:

a)	YL-7GTPOX-A2083800026371Green Tea Peel Off; and
b)	YL-7FA05-A2/US083800041480Charcoal Peel-Off; and
c)	YL-HOTSPRING-A1 083800034680Hot Springs Sauna; and
d)	YL-7BLSEAWEEDTX-A2 083800034673Black Seaweed Peel-Off

First Instalment Date: three Business Days after the Termination Date

Future Liability: any fees costs or payments whatsoever which fall due for payment by NCI to MJI after the Termination Date but prior to Second Instalment Date.

Related Parties: a party's parent, subsidiaries, assigns, transferees, representatives, principals, agents, officers or directors.

MJ Group: any subsidiary or parent company or a subsidiary of its parent company, or any entity with the same ultimate beneficial ownership as MJI.

Pending Orders: new orders for stock items placed with MJI by NCI prior to the Termination Date which remain unfulfilled at the Termination Date.

Second Instalment Date:

The earlier of:

a)	The day falling three months after the Termination Date; or
b)	The date on which NCI’s vendor agreements in respect of all Walmart Products and all Dollar General Products have been transferred into the name of MJI (or such other name as MJI may direct).

Statement: the mutually complimentary public statement, agreed by the Parties to be issued regarding the termination of the EDA and reasons for it, a draft of which is attached to this Agreement at Schedule 2.

Stock: All current outstanding stock as are itemised in Schedule A to this Agreement.

Stock Price: $1,100,000.00 (one million one hundred thousand dollars (USD))

Territory: United States of America.

Termination Date: the date of this Agreement.

Walmart Products: the following products:

a)	YL-7TEATREE-US083800035953 Tea Tea Peel Off; and
b)	YL-7FA05-A2/US083800041480Charcoal Peel-Off; and
c)	YM-7ME02B-A2E083800035892 Blackhead Buster Peel Off
2.	Effect of this Agreement

The parties hereby agree that this Agreement shall immediately be fully and effectively binding on them.

3.	Termination
3.1	The EDA shall terminate on the Termination Date.
3.2	The party’s relationship and obligations to each other shall, as from the Termination Date, be governed by the terms of this agreement.
4.	Stock
4.1	MJI shall purchase the Stock from NCI at the Stock Price.
4.2	The Stock Price shall be payable to NCI within 20 Business Days of the Termination Date.
4.3

Upon receipt of the Stock Price NCI shall use best endeavours to facilitate the transfer of Stock from their warehousing facilities to such new location as MJI shall specify, and costs involved in the transportation of the Stock to any such new location shall be born solely by MJI.  The transfer of Stock to MJI shall occur no later than 25 Business Days after the Termination Date.

4.4

NCI shall maintain in full effect any applicable policies of insurance in respect of loss or damage to the Stock until such time as the Stock has physically left NCI’s warehousing facility and ensure that, as from the Termination Date, MJI’s interest is endorsed on any applicable policies.  In the event of any insurance damage all monies payable in respect of loss or damage to the Stock under the any applicable policy should be paid immediately to MJI.

4.5

NCI shall use its best endeavours to procure the novation, assignment or transfer into the name of MJI (or such other name as MJI may direct) each of NCI’s vendor agreements with its respective customers which control any listings and/or stock keeping units which are in existence in the Territory at the Termination Date.

5.	Ordering
5.1	NCI will not place any new orders for stock items with MJI after the Termination Date but shall use all reasonable endeavours to continue to service and fulfil any Pending Orders prior to 1 June 2020.
5.2

All stock items comprised within the Pending Orders will not form part of the Stock, but any stock items relating to Pending Orders which remain unfulfilled at as at 1 June 2020, will be repurchased by MJI at the price which MJI originally paid for them, within 20 Business Days after 1 June 2020.

6.	Closing Payment and Set-Off
6.1	MJI shall pay the Closing Payment to NCI in two instalments, namely:
(a)	$175,000.00 on the First Instalment Date; and
(b)	$175,000.00 on the Second Instalment Date.
6.2	Any Current Liability shall be set-off against the sum due on the First Instalment Date.
6.3	Any Current Liability in excess of the sum due on the First Instalment Date, and/or any Future Liability, shall be set-off against the sum due on the Second Instalment Date.
6.4

MJI shall reimburse NCI for any costs incurred on retail promotional activity committed to by NCI prior to the Termination Date. NCI shall use its best endeavours to cancel such promotions but where it is unable to do so, NCI shall provide evidence to MJI in the form of receipts to justify any reimbursement. MJI agrees to settle any such reimbursement within 30 days of any claim being made by NCI.

6.5

NCI shall be solely responsible for, and is legally bound to make payment of, any taxes determined to be due and owing (including penalties and interest related thereto) by it to any federal, state, local, or regional taxing authority as a result of any payment (including the Closing Payment) due under this Agreement. NCI understands that MJI has not made, and it does not rely upon, any representations regarding the tax treatment of the sums paid pursuant to this Agreement. Moreover, NCI agrees to indemnify and hold MJI harmless in the event that any governmental taxing authority asserts against MJI any claim for unpaid taxes, failure to withhold taxes, penalties, or interest based upon the payment of any payment (including the Closing Payment) due under this Agreement.

7.	Confidentiality
7.1

Save as permitted by clause 7.2, the terms of this Agreement, and the substance of all negotiations in connection with it, are confidential to the parties and their advisers, who shall not disclose them to, or otherwise communicate them to, any third party other than:

(a)	to the parties' respective auditors, insurers and lawyers on terms which preserve confidentiality; and
(b)

pursuant to an order of a court of competent jurisdiction, or pursuant to any proper order or demand made by any competent authority or body where they are under a legal or regulatory obligation to make such a disclosure; and

(c)	pursuant to applicable securities laws; and
(d)	as far as necessary to implement and enforce any of the terms of this Agreement; and
7.2	Within 4 Business Days of the Termination Date NCI shall issue the Statement.
8.	Release
8.1	MJI agrees to release NCI from all its covenants or obligations contained in the EDA and from all liability for any subsisting breach of any of them.
8.2	NCI agrees to release MJI from all its covenants or obligations in the EDA and from all liability for any subsisting breach of any of them.
8.3

Each party hereby releases and forever discharges, all and/or any actions, claims, rights, demands and set-offs, whether in this jurisdiction or any other, whether or not presently known to the parties or to the law, and whether in law or equity, that it, its Related Parties or any of them ever had, may have or hereafter can, shall or may have against the other party or any of its Related Parties arising out of or connected with:

(a)	the EDA; or
(b)	any agreement between or act by the parties or their Related Parties or any of them in connection with the EDA.

(Collectively the Released Claims)

8.4	For the sake of clarity clause 8.3 of this Agreement shall not in any way affect or prejudice the performance of, and adherence to, all obligations contained in or arising out of this Agreement.
9.	Agreement Not to Sue
9.1

Each party agrees, on behalf of itself and on behalf of its Related Parties not to sue, commence, voluntarily aid in any way, prosecute or cause to be commenced or prosecuted against the other party or its Related Parties any action, suit or other proceeding concerning the Released Claims, in any jurisdiction.

9.2	Clause 7 and clause 9.1 shall not apply to, and the Released Claims shall not include, any claims in respect of any breach of this Agreement.

10.	Costs

The parties shall each bear their own legal costs in relation to this Agreement.

11.	Warranties and Authority
11.1	Each party warrants and represents that it has not sold, transferred, assigned or otherwise disposed of its interest in the EDA.
11.2	Each party warrants and represents to the other with respect to itself that it has the full right, power and authority to execute, deliver and perform this Agreement.
12.	Indemnities

Each party hereby indemnifies, and shall keep indemnified, the other party against all costs and damages (including the entire legal expenses of the parties) incurred in all future actions, claims and proceedings in respect of any of the Released Claims which it or its Related Parties or any of them may bring against the other party or its Related Parties or any of them.

13.	No Admission

This Agreement is not, and shall not be represented or construed by the parties as, an admission of any liability or wrongdoing on the part of either party to this Agreement or any other person or entity.

14.	Severability

If any provision or part-provision of this Agreement is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision or part-provision shall be deemed deleted. Any modification to or deletion of a provision or part-provision under this clause shall not affect the validity and enforceability of the rest of this Agreement.

15.	Entire Agreement
15.1

This Agreement constitutes the entire agreement between the parties and supersedes and extinguishes all previous agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter.

15.2	Each party agrees that it shall have no remedies in respect of any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in this Agreement.
16.	Governing Law

This agreement and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation shall be governed by and construed in accordance with the Laws of England and Wales.

17.	Jurisdiction

Each party irrevocably agrees that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with this Agreement or its subject matter or formation.

18.	Co-operation

The Parties shall deliver or cause to be delivered such instruments and other documents at such times and places as are reasonably necessary or desirable, and shall take any other action reasonably requested by the other party for the purpose of putting this Agreement into effect.

19.	Counterparts
19.1

This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall constitute a duplicate original, but all the counterparts shall together constitute the one agreement. For the purposes of completion, signatures by the parties' legal advisers shall be binding.

19.2

Transmission of the executed signature page of a counterpart of this Agreement by (a) fax or (b) email (in PDF, JPEG or other agreed format) shall take effect as delivery of an executed counterpart of this Agreement. If either method of delivery is adopted, without prejudice to the validity of the Agreement thus made, each party shall provide the others with the original of such counterpart within 5 working days of completion.

20.	Variation

No variation of this Agreement shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

This Agreement has been entered into on the date stated at the beginning of it.

Executed and Delivered by
MONTAGNE JEUNESSE INTERNATIONAL LIMITED	....................
acting by	Director
NARIN GANESH (Director)
In the presence of:
/s/ DENIS KEIFF
Signature
DENIS KEIFF
Name
April Cottage, Spring Lane, Longburton Dorset DT95PB
Address
Manufacturing Engineer
Occupation
Executed and Delivered by
NEOTERIC COSMETICS INC	....................
acting by	Director

MARK GOLDSTEIN (Director)
In the presence of:
/s/ Mark Goldstein
Signature
Mark Goldstein
Name
4880 Havana Street, Suite 400, Denver, CO 80329
Address
President and CEO
Occupation